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TRICORD SYSTEMS RECEIVES NOTICE FROM NASDAQ REGARDING POSSIBLE DELISTING

MINNEAPOLIS, MN - (JULY 29, 2002) - Tricord Systems, Inc. (Nasdaq: TRCD) announced today that it received a notice from Nasdaq on July 26, 2002 that its request for additional time to regain compliance with Nasdaq's continued listing requirements has been denied. Accordingly, Tricord's securities will be delisted from the Nasdaq SmallCap Market at the opening of business on August 5, 2002 unless Tricord files an appeal regarding its delisting with Nasdaq by August 2, 2002. Tricord is currently considering all options available to it, including whether or not to file such an appeal.

ABOUT TRICORD'S ILLUMINA SOFTWARE
Tricord's IlluminaTM software consists of a revolutionary distributed file system and management technology that clusters multiple server appliances into a single resource. Because multiple appliances in a cluster are managed as one entity, many of the tasks associated with managing and growing storage systems are eliminated. Illumina-enabled appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. As the number of appliances grows, performance and throughput scale along with capacity. This is achieved without expensive system administration or downtime due to the ability of the appliances to operate as a single unit.

ABOUT TRICORD SYSTEMS
Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is currently designed for applications including general file serving, virtual workplace solutions, digital imaging, and security. Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.



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"Safe-Harbor" Statement Under Private Securities Litigation Reform Act of 1995:
The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's intentions regarding whether or not to appeal Nasdaq's delisting determination. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results and the performance of its stock price include, without limitation, the acceptance by Nasdaq of the Company's plan to regain compliance, the Company's ability to raise additional capital, engage in strategic acquisitions, generate revenues at a level necessary to support its business, establish and maintain the market acceptance of its products in light of changing market conditions, detect the presence of and correct any software errors, respond to changes in technology and industry standards, enter into partner relationships or otherwise develop distribution capabilities, protect and enforce its intellectual property rights and hire and retain required personnel, the impact of the Rose Glen litigation, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.

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Tracey Floming, Tricord
720-548-4137

INVESTOR CONTACT:

Investor Relations
763-551-6402